EXHIBIT  24.2


Thursday  October  21,  8:46  am  Eastern  Time

Company  Press  Release

Anything  Internet  Announces  Share  Exchange  Offer

COLORADO SPRINGS. Colo.--(Business WIRE)-Oct. 21, 199--Anything Internet Corporation (OTC BB, ANYI - news,) announced that its Board of Directors has approved a Share Exchange Offer for its stockholders, enabling them to exchange their shares of common stock into $15 Convertible Preferred Class A stock.

Under the terms of the Offer, for every two shares of common stock tendered stockholders will receive one share of $15 Convertible Preferred Class A stock. Common stock tendered in this Offer will be retired by the Board. The Offer expires on November 30, 1999. The Company anticipates retiring between 1.200,000 and 1.600,000 shares of common stock a result of the Offer. There are currently 3,060,400 shares issued and outstanding.

The $15 Convertible Preferred Class A stock will bear a 12% annual coupon rate, payable in shares of preferred Stock. After holding the shares of preferred stock for a minimum of one year, the holder may opt to covert it at any time into registered shares of Common stock at a ratio f three shares of common stock for each share of preferred Stock converted; the company may also call for the conversion of the preferred stock at any time with a maximum of 60 days notice. Each share of preferred Stock carries two votes in any voting matter. The preferred stock will be issued in accordance with Rule 144, and as such will carry certain restrictions and will not be listed on any exchange.

Some of Anything Internet's larger shareholders, including Banyan Corporation (owner of 26% of the outstanding shares as per SEC filings), have endorsed the Offer and indicated strong interest in participating Banyan anticipates exchanging between 500,000 to 700,000 shares of its 800,000 share holdings. Company Insiders and founders have also made pledges to participate in the Offer. The Board encourages all long-term orientated stockholders to participate.

Notices of the Offer will be sent to all registered stockholders. For additional information, contact either investor relations or the Company's transfer agent, Transfer Online, at www.transferonline.com

Robert Schick co-founder, Chief Technology Officer and interim co-President and co-CEO, stated, 'Today's Exchange Offer was predicated by the recent changes in management. We believe in the Company and its future, and long-term we feel this is a sound strategy for the Company and its stockholders. Myself, my family and the other insiders at Anything Internet, including previous management, have pledged to exchange our holdings as per the terms of the Exchange Offer. I strongly encourage all other like minded shareholders to do the same. No insiders have sold a single share of stock to date nor have any indicated intentions to do so. We all believe our stock is highly undervalued at current levels and look forward to rebuilding shareholder value."

Anything Internet Corporation, headquartered in Colorado Springs, Colo., with a business to business sales and suppose office In Tampa, Fla., is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts AnythingPC.com, AnythingMAC.com, AnythingUNIX.com anyCOFFEE.com, and AnythingBOOKS.com where it sells over 201,000 different computer hardware, software and peripheral products, more than 200 different specialty coffees and one of the largest selections of books, magazines and music available. Anything internet's e-commerce enabling technologies provide its customers with exceptional product choices, superior pricing and delivery options, and easy-to-use search and purchase capabilities.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information Included in oral statements or other written statements made or to be made by Anything Internet Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various, business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking Information Involves Important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly. such results may differ from those expressed in any forward-looking statements made by or On behalf of Anything Internet Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Anything Internet's filings with the Securities and Exchange Commission

Anything  INTERNET
CORPORATION

3020  North  El  Paso,  Suite  103     info@anythinginternet.com
Colorado  Springs,  CO  50907-5454     www.anythinginternet.com
719.227.1903  Phone
719.227.l9O7  Fax



PRESS  RELEASE


FOR  IMMEDIATE  RELEASE
Please  Contact:  Ken  Lowman
Anything  Internet  Investor  Relations
     (215)  413-8996
     E-Mail:  promarksxs@aol.com
     Internet:     http://www.anythingintenet.com

                    ANYTHING INTERNET ANNOUNCES EXTENSION TO
                              SHARE EXCHANGE OFFER

Colorado Springs, Colorado - November 24, 1999 - Anything Internet Corporation (OTC SB: ANYI) announces that its Board of Directors has authorized a two week extension to the Share Exchange Offer, previously announced October 20, slated for dosing on November 30, 1999. In the past few days the Company has received several requests to extend the Offer due to mailing delays in getting instructions to qualified shareholders on how to participate. At the present time the Company has received participation notification from interested shareholders aggregating approximately 1,400,000 shares of the 3,080,400 shares issued and outstanding. The Share Exchange Offer will now expire on December 17,1999 and is open to all Anything Internet shareholders.

Lawrence Stanley, Anything Internet's co-interim President and Chief Executive Officer, stated, "The response to our Share Exchange Offer has been quite overwhelming, Because this Offer was designed with the shareholder in mind, we have listened to our shareholders' requests and extended the deadline by two weeks to enable each and every shareholder enough time to properly tender their shares of Common Stock and participate in the Offer. Alt of Management is participating as well as some of our larger shareholders. We encourage all shareholders, large or small, with a long-term investment vision to consider participating in this Offer."

Under the terms of the Offer, shareholders may exchange two shares of Common stock into one share of $15 Convertible Preferred Class A stock. The $15 Convertible Preferred Class A stock will bear a 12% annual coupon rate, payable in shares of preferred stock, After holding the shares of preferred stock for a minimum of one-year, the holder may opt to convert it at any time into registered shares of common stock at a ratio of three shares of common stock for each share of preferred stock converted; the Company may also call for the conversion of the preferred stock at any time with a maximum of 60 days notice. Each share of preferred Stock carries two Votes in any voting matter. The preferred stock will be issued in accordance with Rule 144, and as such will carry certain restrictions and will not be listed on any exchange.

For further information concerning The Share Exchange Offer please contact the Company's transfer agent, Gina Beckett at Transfer Online 1-503-227-2950, or visit their web site at http://www.transferonline.com/news.cfm
                             --------------------------------------

Anything Internet Corporation, headquartered in Colorado Springs, Colorado with a business-to-business sales and support office in Tampa, Florida, is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts AnythingPC.com, AnythingMAC.com, AnythingUNIX.com, anyCOFFEE.com, and AnythingBOOKS.com where it sells over 201,000 different computer hardware, software and peripheral products, more than 200 different specialty coffees and one of the largest selections of books, magazines and music available. Anything Internet's e-commerce enabling technologies provide its customers with exceptional product choices, superior pricing and deliver,' options, and easy-to-use search and purchase capabilities.



anyCOFFEE.com  AnythingPC.com AnythingMAC.com AnythingUNIX.com AnyThingBOOKS.com

PR  -  Anything  Internet  Announces  extension  to  Share  Exchange  Offer



The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Anything Internet Corporation) certain statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Anything Internet Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. Or a description of additional risks and uncertainties, please refer to Anything Internet's filings with the Securities and Exchange Commission.


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